UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2010

U.S. Natural Nutrients & Minerals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-154912	26-2797630

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

375 N. Stephanie St., Bldg. 2, Suite 211, Henderson, Nevada		89014

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 760-360-9547

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.02 Termination of a Material Definitive Agreement
Item 8.01 Other Events
SIGNATURES

Item 1.02   Termination of a Material Definitive Agreement

The Investor Relations Agreement between U.S. Natural Nutrients and Minerals, Inc. and Robert T. Yarbray has been cancelled and terminated by agreement between the parties.

Item 8.01   Other Events

The Board of Directors recognized that Paul Hait, Chairman of the Board, Secretary and a Director, has been working for U.S. Natural Nutrients and Minerals, Inc. (“Company”)  for eighteen months without any compensation for his services.  The Company does not have the financial capacity to pay him for his services and therefore the Board of Directors has voted to award him 1,000,000 shares of unregistered stock of the Company in consideration for all of his past services and for all of his future services to the Company for the calendar year 2010.

The Board of Directors recognized that Dennis Cullison, President, Treasurer and a Director, has been working for the Company for eighteen months without any compensation for his services and the Board would like to provide him with an incentive to continue to work for the Company into the future and therefore the Board of Directors has voted to award him 1,000,000 shares of unregistered stock of the Company in consideration for all of his past services and for future services to the Company up through 2013 subject to the following conditions: 1). that he work for the Company continuously for a period of 36 months through May 31, 2013 and that if he does not then he must return all of the shares awarded to him; and 2).  that none of the shares issued to him may be sold prior to May 31, 2013.  The following limitations and conditions shall be added to any legend condition on the share certificate evidencing said shares.

The Board of Directors has agreed to pay 2,000,000 shares of unregistered common stock to various creditors of the Company to reduce payables of the Company in the amount of $80,000.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. NATURAL NUTRIENTS AND MINERALS, INC.

/S/ Paul Hait

By:________________________

Name:

Paul Hait

Title:

Chairman of the Board

Dated:

May 18, 2010